                                                                    EXHIBIT 99.1

                                  Press Release

Release Date:  November 14, 2006                   Contact: Thomas A. Vento
               at 4:58 PM Eastern Time                       President
                                                            Joseph R. Corrato
                                                             Executive Vice
                                                              President
                                                            (215) 755-1500

            PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FOURTH
                        QUARTER AND FISCAL YEAR EARNINGS

         Philadelphia, Pennsylvania (November 14, 2006) - Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq:PBIP), the "mid-tier" holding company for Prudential Savings Bank (the "Bank"), today reported net income of $913,000 for the quarter ended September 30, 2006 as compared to $793,000 for the same period in 2005, an increase of 15.1%. For the year ended September 30, 2006, the Company earned $3.8 million as compared to $3.4 million for the year ended September 30, 2005, an increase of 13.1%. Earnings per share on the Company's outstanding common shares were $0.08 and $0.32 for the quarter and fiscal year ended September 30, 2006, respectively, as compared to $0.07 per share for the quarter ended September 30, 2005. Earnings per share data for the fiscal year ended September 30, 2005 is not comparable since the mutual holding company reorganization was not completed until March 2005.

         Tom Vento, President and Chief Executive Officer, stated "We are pleased to have successfully concluded our first full year as a public company by having a record earnings year despite the continuing challenging interest rate environment."

         On March 29, 2005, the Bank completed its mutual holding company reorganization, including the related subscription offering for the shares of common stock of the Company. The Company sold 5,653,688 shares of common stock, representing 45% of the total shares issued by the Company in the reorganization, to the public at $10.00 per share for total proceeds of $56.5 million. The remaining 55% or 6,910,062 shares were issued to Prudential Mutual Holding Company, the Company's parent mutual holding company.

         The Company's total assets increased by $25.8 million or 5.8% to $472.4 million at September 30, 2006 from September 30, 2005 primarily due to continued growth of the loan portfolio. The Company's net loan portfolio experienced a $44.3 million or 25.3% increase to $219.4 million at September 30, 2006 as management continued its emphasis on growing the Company's loan portfolio. The majority of the growth was concentrated in the single-family construction and residential mortgage loan portfolios. Partially offsetting such increase were decreases in cash and cash equivalents as well as investment and mortgage-backed securities. The $13.4 million decrease in cash and cash equivalents to $13.4 million at September 30, 2006 reflected the systematic investment of funds received in the subscription offering in loans and other higher yielding investments while the $9.4 million decline in the aggregate securities portfolios reflected the Company's determination to re-invest proceeds from maturing securities into loans.

         Total liabilities increased by $29.2 million or 8.2% to $384.9 million at September 30, 2006 from September 30, 2005 reflecting increased Federal Home Loan Bank borrowings ("FHLB") and deposits in order to assist funding loan demand. Advances from the FHLB increased $18.0 million to $31.8 million at September 30, 2006 from $13.8 million at September 30, 2005. At September 30, 2006, total deposits increased $10.8 million or 3.2% to $347.3 million from $336.5 million as of September 30, 2005. The increase was due to a $27.3 million increase in certificates of deposit, partially offset by a $16.5 million decrease in core deposits. The increase in certificates resulted primarily from implementation of a more aggressive deposit pricing strategy combined with increased customer demand for attractive short-term investments in the rising interest rate market experienced throughout fiscal 2006.

         Stockholders' equity decreased by $3.4 million to $87.4 million at September 30, 2006 as compared to $90.8 million at September 30, 2005 in large part due to the repurchase during fiscal 2006 of 433,130 shares of common stock at a total cost of $5.8 million combined with the payment of $1.9 million in dividends, offset in part by $3.8 million in net income for the year ended September 30, 2006.

         The Company previously announced in April 2006 that the Board had approved the commencement of its second stock repurchase program of up to an additional 269,000 shares or approximately 5% of the Company's outstanding common stock held by other than Prudential Mutual Holding Company. The Company's second repurchase program commenced in May 2006 upon completion of its first repurchase program covering 277,000 shares. The average cost per share of the 499,430 shares which had been repurchased as of September 30, 2006 was $12.86 per share.

         Net interest income remained stable at $3.1 million for both the three months ended September 30, 2006 and 2005. Interest income increased $1.1 million or 19.0% to $6.6 million for the three months ended September 30, 2006 compared with the same period in 2005. The increase in interest income resulted from a $16.5 million or 3.8% increase in the average balance of interest-earning assets for the three months ended September 30, 2006, as compared to the same period in 2005 combined with a 75 basis point increase to 5.85% in the yield on such amounts for the quarter ended September 30, 2006 from the comparable period in 2005. Although the average balance of loans increased by $46.5 million during the fourth quarter of fiscal 2006 as compared to the same period in 2005, the average balance of securities and other interest-earning assets decreased $30.0 million, reflecting the shift in the composition of the Company's assets. The $964,000 increase in interest expense primarily resulted from an 88 basis point increase to 3.73% in the weighted average rate of interest paid on interest-bearing liabilities. Also contributing to the increase in interest expense was an increase in average interest-bearing liabilities during the quarter consisting of an increase in average FHLB advances of $15.5 million and an increase in average deposits of $6.5 million, for an overall increase in average interest-bearing liabilities of 6.4% for the three month period ended September 30, 2006 as compared to the same period in 2005. The increase in the yields and rates reflected the effect of the rise in market rates of interest experienced during the 2006 period.

         For the year ended September 30, 2006, net interest income increased $827,000 or 7.0% to $12.6 million as compared to $11.8 million for the same period in 2005. The increase was primarily due to a $3.5 million or 16.4% increase in interest income partially offset by a $2.6 million or 28.4% increase in interest expense. The increase in interest income resulted primarily from a $20.6 million or 4.9% increase in the average balance of interest-earning assets for the year ended September 30, 2006, as compared to the year ended September 30, 2005. In addition, the increase reflected the 55 basis point increase in the weighted average yield earned on such assets to 5.58% for the year ended September 30, 2006 from 5.03% for fiscal 2005. Average loans increased by $34.7 million while the average balance of securities and other interest-earning assets decreased by $14.2 million during the year ended September 30, 2006 as compared to fiscal 2005. The increase in interest expense resulted primarily from a 70 basis point increase to 3.34% in the weighted average rate of interest paid on interest-bearing liabilities. Also contributing to the increase was a $4.9 million, or 1.4% increase in the average balance of interest-bearing liabilities during the year ended September 30, 2006 as compared to fiscal 2005. The increase in the yields and rates reflected the effect of the rise in market rates of interest during the 2006 period.

         For the quarter and year ended September 30, 2006, the net interest margin was 2.79% and 2.87%, respectively, as compared to 2.82% and 2.81% for the comparable periods in 2005. The slight compression in the net interest margin for the fourth quarter of fiscal 2006 reflected the more rapid increase in the rate charged on the Company's interest-bearing liabilities due to their greater interest rate sensitivity, partially offset by the volume of its interest-earning assets.

         The Company established a provision for loan losses of $30,000 during the three month period ended September 30, 2006 and $60,000 for the year ended September 30, 2006. No provisions were made during the comparable periods in 2005. The provisions in the 2006 periods were established due to continued growth in the loan portfolio. At September 30, 2006, the Company's non-performing assets totaled $151,000 or 0.03% of total assets and consisted of four non-performing residential mortgage loans as compared to $239,000 or .05% of total assets at September 30, 2005. There were no real estate owned properties as of September 30, 2006. The allowance for loan losses totaled $618,000 or 0.24% of total loans and 409.66% of non-performing loans.

         Non-interest income increased $120,000 and $370,000 for the quarter and year ended September 30, 2006, respectively, as compared to the same periods in 2005. For the fourth quarter of fiscal 2006, the increase was primarily due to increases in income from bank owned life insurance ("BOLI") of $54,000 and gain on sale of mortgage-backed securities of $48,000 compared to the same period in 2005. The increase for the year ended September 30, 2006 compared to fiscal 2005 was primarily due to increased income from BOLI of $166,000, gain on the sale of a real estate owned property of $101,000, increased ATM fees of $73,000, and gain on sale of mortgage-backed securities of $48,000.

         Non-interest expense increased $111,000 or 5.7% during the quarter ended September 30, 2006 compared to the same period in 2005 and increased $806,000 or 11.4% for the year ended September 30, 2006 as compared to the year ended September 30, 2005. The largest component of the increase for the fourth quarter of fiscal 2006 was an increase in compensation and benefit expense of $31,000 resulting primarily from an increase in retirement plan expenses and normal merit pay rate increases. Smaller increases also occurred in other areas. For the year ended

September 30, 2006, the increase reflected increased compensation and benefit expense of $428,000 due primarily to an increase in retirement plan expenses and normal merit pay rate increases combined with an increase in professional services expense of $247,000 reflecting the additional expenses incurred due to operating as a public company.

         Income tax expense for the year ended September 30, 2006 amounted to $1.8 million with an effective income tax rate of 31.6% compared to income tax expense of $1.9 million with an effective income tax rate of 35.7% for the year ended September 30, 2005. This decrease in the effective tax rate reflected the implementation of various tax strategies as well as the recognition of certain tax benefits as a result of the adjustment of a valuation allowance during the first fiscal quarter of 2006.

         Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. The Bank, a Pennsylvania-chartered, FDIC-insured savings bank originally organized in 1886, conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

         This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

                                  SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                                                   (Unaudited)

                                               At September 30,     At September 30,
                                                     2006                 2005
                                               ----------------     ----------------
                                                       (Dollars in Thousands)
SELECTED FINANCIAL AND OTHER DATA:
Total assets                                       $472,381             $446,592
Cash and cash equivalents                            13,428               26,815
Investment securities:
  Held-to-maturity                                  132,084              129,840
  Available-for-sale                                 38,747               38,584
Mortgage-backed securities:
  Held-to-maturity                                   50,360               66,828
  Available-for-sale                                  4,615                    -
Loans receivable, net                               219,418              175,091
Deposits                                            347,292              336,468
FHLB advances                                        31,784               13,823
Stockholders' equity                                 87,448               90,825
Full service offices                                      6                    6

                                              Three Months Ended                         Year Ended
                                                September 30,                           September 30,
                                   -------------------------------------    ------------------------------------
                                         2006                 2005                2006                2005
                                   ----------------     ----------------    ----------------    ----------------
                                                      (Dollars in Thousands Except Per Share Data)
SELECTED OPERATING DATA:
Total interest income                  $6,600               $5,546              $24,542               $21,077
Total interest expense                  3,451                2,486               11,935                 9,297
Net interest income                     3,149                3,060               12,607                11,780
Provision for loan losses                  30                    -                   60                     -
Net interest income after
   provision for loan losses            3,119                3,060               12,547                11,780
Total non-interest income                 259                  138                  938                   567
Total non-interest expense              2,034                1,923                7,875                 7,069
Income before income taxes              1,344                1,275                5,610                 5,278
Income taxes                              431                  482                1,773                 1,886
Net income                                913                  793                3,837                 3,392
Basic earnings per share (1)             0.08                 0.07                 0.32                  0.15


SELECTED OPERATING RATIOS(2):
Average yield on interest-
  earning assets                         5.85%                5.10%                5.58%                 5.03%
Average rate on interest-bearing
  liabilities                            3.73%                2.85%                3.34%                 2.64%
Average interest rate spread (3)         2.12%                2.25%                2.24%                 2.39%
Net interest margin(3)                   2.79%                2.82%                2.87%                 2.81%
Average interest-earning assets
  to average interest-bearing
  liabilities                          121.77%              124.78%              122.94%               118.81%
Net interest income after
  provision for loan losses to
  non-interest expense                 153.33%              159.04%              159.33%               166.64%
Total non-interest expense to
  average assets                         1.75%                1.73%                1.73%                 1.64%
Efficiency ratio(4)                     59.69%               60.14%               58.14%                57.25%
Return on average assets                 0.78%                0.71%                0.84%                 0.79%
Return on average equity                 4.53%                3.49%                4.26%                 5.14%
Average equity to average assets        17.30%               20.42%               19.82%                15.30%

                                                                                            At or for the
                                                                ----------------------------------------------------------------
                                                                        Three Months Ended                   Year Ended
                                                                           September 30,                    September 30,
                                                                -----------------------------------  ---------------------------
                                                                       2006              2005              2006          2005
                                                                ----------------- -----------------  ------------- -------------

ASSET QUALITY RATIOS(5)
Non-performing loans as a percent of loans receivable, net (6)        0.07%            0.14%             0.07%           0.14%
Non-performing assets as a percent of total assets(6)                 0.03%            0.13%             0.03%           0.13%
Allowance for loan losses as a percent of non-performing loans      409.66%          233.47%           409.66%         233.47%
Net charge-offs to average loans receivable                           0.00%            0.00%             0.00%           0.00%


CAPITAL RATIO(5)
Tier 1 leverage ratio
   Company                                                           18.64%           20.98%            18.64%          20.98%
   Bank                                                              14.74%           14.55%            14.74%          14.55%
Tier 1 risk-based capital ratio
   Company                                                           39.23%           48.54%            39.23%          48.54%
   Bank                                                              31.12%           34.71%            31.12%          34.71%
Total risk-based capital ratio
   Company                                                           39.68%           48.98%            39.68%          48.98%
   Bank                                                              31.56%           35.16%            31.56%          35.16%

-------------------------------------------------------

(1) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on March 29, 2005, earnings per share for the year ended September 30, 2005 is for the six month period ended September 30, 2005.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due. It is the Bank's policy to cease accruing interest on all loans, other than single-family residential mortgage loans, 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure. At September 30, 2006, the Company did not hold any real estate owned.